Footnote 1 - Explanation of Response to Table I, Item 7:

Acquired by Jayhawk Private Equity Fund II, L.P.   Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly owns 5,923,513 shares of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 5,923,513 shares.  Kent C. McCarthy is also the manager of Jayhawk Capital Management, LLC, which is the general partner of JCF CO LF, L.P.  JCF CO LF, L.P. directly owns 1,936,308 shares of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC indirectly beneficially own 1,936,308 shares.  As a result of being the manager of Jayhawk Capital Management, LLC and Jayhawk Private Equity, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 7,859,821 shares.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.